EXHIBIT 4.5

MERRILL LYNCH & CO., INC.

(a Delaware corporation)

Liquid Yield Option™ Notes due 2031
(Zero Coupon — Senior)

FIRST SUPPLEMENTAL INDENTURE

Dated as of November 1, 2004

JPMORGAN CHASE BANK,
Trustee

™ Trademark of Merrill Lynch & Co., Inc.

         FIRST SUPPLEMENTAL INDENTURE, dated as of November 1, 2004, between Merrill Lynch & Co., Inc., a Delaware corporation (the “Company”), and JPMorgan Chase Bank, a banking corporation organized and existing under the laws of the State of New York, as trustee (the “Trustee”), to that certain Indenture, dated as of May 23, 2001 (the “Original Indenture”).

W I T N E S S E T H:

         WHEREAS, the parties hereto are parties to the Original Indenture; and

         WHEREAS, the parties hereto desire to amend the Original Indenture and the Company’s Liquid Yield Option™ Notes due 2031 (Zero Coupon — Senior) (the “Securities”) pursuant to Section 9.01(e) of the Original Indenture as more fully set forth below;

         NOW, THEREFORE, in consideration of the mutual promises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party agrees for the benefit of the other party and for the equal and ratable benefit of the Holders of the Securities as follows:

Article I

DEFINITIONS

         Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings assigned thereto in the Original Indenture.

Article II

AMENDMENT

         Section 2.01. Amendment of the Original Indenture. On and after the Amendment Effective Date (as defined below), the Original Indenture is hereby amended as follows:

         (a) The form of the Securities attached to the Original Indenture as Exhibit A is deleted in its entirety and a new Exhibit A in the form attached hereto is substituted therefor.

         (b) The definition of “Officers’ Certificate” in Section 1.01 is hereby deleted in its entirety and amended as follows:

         “Officers’ Certificate” means a written certificate containing the information specified in Sections 13.04 and 13.05, if applicable, signed in the name of the Company by Chairman of the Board, the President, a Vice President, the Treasurer or an Assistant Treasurer and by the Secretary or an Assistant Secretary, and delivered to the Trustee.”

         (c) Section 1.02 is hereby deleted in its entirety and amended as follows:

         “Section 1.02. Other Definitions.

	Defined in
Term	Section
“Agent Members”	2.11
“Associate”	3.09	(a)
“Bankruptcy Law”	6.01
“Bid Solicitation Agent”	2.03
“Change in Control”	3.09	(a)
“Change in Control Purchase Date”	3.09	(a)
“Change in Control Purchase Notice”	3.09	(c)
“Change in Control Purchase Price”	3.09	(a)
“Company Notice”	3.08	(e)
“Company Notice Date”	3.08	(c)
“Common Stock Record Date”	10.01
“Contingent Interest Payment Date”	10.02
“Conversion Agent”	2.03
“Conversion Date”	11.02
“Conversion Rate”	11.01
“Defaulted Interest”	12.02
“DTC”	2.03
“Event of Default”	6.01
“Exchange Act”	2.11	(a)
“Ex-Dividend Measurement Period”	11.08
“Ex-Dividend Time”	11.01
“Extraordinary Cash Dividend”	11.08
“LYONs Market Price”	10.01
“Measurement Period”	10.01
“Notice of Default”	6.01
“Paying Agent”	2.03
“Purchase Date”	3.08	(a)
“Purchase Notice”	3.08	(a)
“Purchase Price”	3.08	(a)
“Registrar”	2.03
“Regular Record Date”	12.01
“Relevant Value”	10.01
“Securities Act”	7.03
“Semiannual Period”	10.01
“Time of Determination”	11.01

         Whenever this Indenture refers to a provision of the TIA, such provision is incorporated by reference in and made a part of this Indenture. The following TIA terms used in this Indenture have the following meanings:

         “Commission” means the SEC.

         “indenture securities” means the Securities.

         “indenture security holder” means a Securityholder.

         “indenture to be qualified” means this Indenture.

         “indenture trustee” or “institutional trustee” means the Trustee.

         “obligor” on the indenture securities means the Company.

         All other TIA terms used in this Indenture that are defined by the TIA or defined by TIA reference to another statute or regulation have the meanings assigned to them by such definitions.”

         (d) The first paragraph of Section 2.02 is hereby deleted in its entirety and amended as follows:

         “Section 2.02 Execution and Authentication. The Securities shall be executed by the Company by either of its Chairman or Vice Chairman of the Board, its President, its Treasurer, its Assistant Treasurer or one of its Vice Presidents. The signature of any of these officers on the Securities may be manual or facsimile.”

         (e) The first paragraph of Section 2.11 is hereby deleted in its entirety and amended as follows:

         “(a) Transfer and Exchange of Global Securities. A Global Security deposited with the Depositary pursuant to Section 2.01 shall be transferred to the beneficial owners thereof only if such transfer complies with Section 2.06 and (i) the Depositary notifies the Company that it is unwilling or unable to continue as depositary for such Global Security or if at any time ceases to be a “clearing agency” registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and a successor depositary is not appointed by the Company within 60 days after such notice, or (ii) an Event of Default has occurred and is continuing with respect to the Securities or (iii) the Company executes and delivers to the Trustee a Company Order to the effect that the global Securities shall be exchangeable. In any case, the Company will promptly make available to the Trustee a reasonable supply of Securities in definitive, fully registered form without interest coupons in accordance with the provisions of this Article 2.”

         (f) Section 3.08 is hereby deleted in its entirety and amended as follows:

         “Section 3.08. Purchase of Securities at the Option of the Holder. (a) General. If a Holder exercises its right to require the Company to repurchase the Securities, the Securities shall be purchased by the Company on May 23, 2004, May 23, 2005, May 23, 2006, May 23, 2011, May 23, 2016, May 23, 2021, and May 23, 2026 (each, a “Purchase Date”), at the purchase price of:

•	$546.56 per $1,000 of Principal Amount on May 23, 2004;

•	$558.93 per $1000 of Principal Amount on May 23, 2005;

•	$571.58 per $1,000 of Principal Amount on May 23, 2006;

•	$639.23 per $1,000 of Principal Amount on May 23, 2011;

•	$714.90 per $1,000 Principal Amount on May 23, 2016;

•	$799.52 per $1,000 Principal Amount on May 23, 2021; and

•	$894.16 per $1,000 Principal Amount on May 23, 2026 (each, a “Purchase Price”, as applicable), at the option of the Holder thereof, upon:

         (1) delivery to the Paying Agent, by the Holder, of a written notice of purchase (a “Purchase Notice”) at any time from the opening of business on the date that is at least 20 Business Days prior to a Purchase Date until the close of business on the Business Day immediately preceding such Purchase Date stating:

         (A) the certificate number of the Security which the Holder will deliver to be purchased,

         (B) the portion of the Principal Amount of the Security which the Holder will deliver to be purchased, which portion must be a Principal Amount of $1,000 or an integral multiple thereof, and

         (C) that such Security shall be purchased as of the Purchase Date pursuant to the terms and conditions specified in the Securities, and

         (2) delivery of such Security to the Paying Agent prior to, on or after the Purchase Date (together with all necessary endorsements) at the offices of the Paying Agent, such delivery being a condition to receipt by the Holder of the Purchase Price therefor; provided, however, that such Purchase Price shall be so paid pursuant to this Section 3.08 only if the Security so delivered to the Paying Agent shall conform in all respects to the description thereof in the related Purchase Notice, as determined by the Company.

         The Company shall purchase from the Holder thereof, pursuant to this Section 3.08, a portion of a Security if the Principal Amount of such portion is $1,000 or an integral multiple of $1,000. Provisions of this Indenture that apply to the purchase of all of a Security also apply to the purchase of such portion of such Security.

         Any purchase by the Company contemplated pursuant to the provisions of this Section 3.08 shall be consummated by the delivery of the consideration to be received by the Holder as promptly as practicable following the later of the Purchase Date and the time of delivery of the Security.

         Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent or the office or agency referred to in Section 4.05 the Purchase Notice contemplated by this Section 3.08(a) shall have the right to withdraw such Purchase Notice at any time prior to the close of business on the Purchase Date by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 3.10.

         The Paying Agent shall promptly notify the Company of the receipt by it of any Purchase Notice or written notice of withdrawal thereof.

         (b) Purchase with Cash. On each Purchase Date the Purchase Price of Securities in respect of which a Purchase Notice pursuant to Section 3.08(a) has been given, or a specified percentage thereof, will be paid by the Company with cash equal to the aggregate Purchase Price of such Securities.

         (c) Company Notice. The Company shall send a notice (the “Company Notice”) to the Holders (and to beneficial owners as required by applicable law), in the manner provided in Section 13.02, not less than 20 Business Days prior to the applicable Purchase Date (the “Company Notice Date”) which shall include a form of Purchase Notice to be completed by a Securityholder that wishes to exercise its option to have the Company repurchase the Securities and shall state:

     (i) the Purchase Price, the Conversion Rate and, to the extent known at the time of such notice, the amount of contingent interest, if any, that will be accrued and payable with respect to the Securities as of the Purchase Date;

     (ii) the name and address of the Paying Agent and the Conversion Agent and of the office or agency referred to in Section 4.05;

     (iii) that Securities as to which a Purchase Notice has been given may be converted pursuant to Article 11 hereof only if any applicable Purchase Notice has been withdrawn in accordance with the terms of this Indenture;

     (iv) that Securities must be surrendered to the Paying Agent or to the office or agency referred to in Section 4.05 to collect payment of the Purchase Price;

     (v) that the Purchase Price for any Security as to which a Purchase Notice has been given and not withdrawn will be paid as promptly as practicable following the later of the Purchase Date and the time of surrender of such Security as described in (iv);

     (vi) the procedures the Holder must follow to exercise rights under Section 3.08 and a brief description of those rights;

     (vii) briefly, the conversion rights of the Securities and that Holders who want to convert Securities must satisfy the requirements set forth in paragraph 9 of the Securities;

     (viii) the procedures for withdrawing a Purchase Notice (including, without limitation, for a conditional withdrawal pursuant to the terms of Section 3.10);

     (ix) that, unless the Company defaults in making payment of such Purchase Price on Securities surrendered for purchase, the Contingent Principal Amount will cease to increase and contingent interest, if any, will cease to accrue on and after the Purchase Date; and

     (x) the CUSIP number of the Securities.

         At the Company’s request and upon being provided with a copy of such Company Notice, the Trustee shall give such Company Notice in the Company’s name and at the Company’s expense, provided that the Company makes such request at least 15 days (unless a shorter period shall be acceptable to the Trustee) prior to the date such Company Notice must be mailed; and provided, further, that, in all cases, the text of such Company Notice shall be prepared by the Company.

         (d) Procedure upon Purchase. On or before the Purchase Date, the Company shall deposit cash, at the time and in the manner as provided in Section 3.11, sufficient to pay the aggregate Purchase Price of all Securities to be purchased pursuant to this Section 3.08.

         (e) Taxes. Nothing herein shall preclude the Company from withholding or directing the withholding of any tax required by law or regulations.”

     (g) Section 3.10 is hereby deleted in its entirety and amended as follows:

         “Section 3.10. Effect of Purchase Notice or Change in Control Purchase Notice. Upon receipt by the Paying Agent of the Purchase Notice or Change in Control Purchase Notice specified in Section 3.08(a) or Section 3.09(c), as applicable, the Holder of the Security in respect of which such Purchase Notice or Change in Control Purchase Notice, as the case may be, was given shall (unless such Purchase Notice or Change in Control Purchase Notice is withdrawn as specified in the following two paragraphs) thereafter be entitled to receive solely the Purchase Price or Change in Control Purchase Price, as the case may be, with respect to such Security to the Purchase Date or Change in Control Purchase Date, as the case may be. Such Purchase Price or Change in Control Purchase Price shall be paid to such Holder, subject to receipts of funds by the Paying Agent, as promptly as practicable following the later of (x) the Purchase Date or the Change in Control Purchase Date, as the case may be, with respect to such Security (provided the conditions in Section 3.08(a) or Section 3.09(c), as applicable, have been satisfied) and (y) the time of delivery of such Security to the Paying Agent by the Holder thereof in the manner required by Section 3.08(a) or Section 3.09(c), as applicable. Securities in respect of which a Purchase Notice or Change in Control Purchase Notice, as the case may be, has been given by the Holder thereof may not be converted pursuant to Article 11 hereof on or after the date of the delivery of such Purchase Notice or Change in Control Purchase Notice, as the case may be, unless such Purchase Notice or Change in Control Purchase Notice, as the case may be, has first been validly withdrawn as specified in the following two paragraphs.

         A Purchase Notice or Change in Control Purchase Notice, as the case may be, may be withdrawn by means of a written notice of withdrawal delivered to the office of the Paying Agent or to the office or agency referred to in Section 4.05 in accordance with the Purchase Notice or Change in Control Purchase Notice, as the case may be, at any time prior to the close of business on the Purchase Date or the Change in Control Purchase Date, as the case may be, specifying:

     (1) the Principal Amount of the Securities with respect to which such notice of withdrawal is being submitted,

     (2) the certificate number of the Securities in respect of which such notice of withdrawal is being submitted, and

     (3) the Principal Amount, if any, of any such Securities which remain subject to the original Purchase Notice or Change in Control Purchase Notice, as the case may be, and which has been or will be delivered for purchase by the Company.

         There shall be no purchase of any Securities pursuant to Section 3.08 or 3.09 if there has occurred (prior to, on or after, as the case may be, the giving, by the Holders of such Securities, of the required Purchase Notice or Change in Control Purchase Notice, as the case may be) and is continuing an Event of Default (other than a default in the payment of the Purchase Price or Change in Control Purchase Price, as the case may be, with respect to such Securities). The Paying Agent will promptly return to the respective Holders thereof any Securities (x) with respect to which a Purchase Notice or Change in Control Purchase Notice, as the case may be, has been withdrawn in compliance with this Indenture, or (y) held by it during the continuance of an Event of Default (other than a default in the payment of the Purchase Price or Change in Control Purchase Price, as the case may be, with respect to such Securities) in which case, upon such return, the Purchase Notice or Change in Control Purchase Notice with respect thereto shall be deemed to have been withdrawn.”

     (h) Section 3.11 is hereby deleted in its entirety and amended as follows:

         “Section 3.11. Deposit of Purchase Price or Change in Control Purchase Price. Prior to 10:00 a.m. New York City time on the Business Day following the Purchase Date or the Change in Control Purchase Date, as the case may be, the Company shall deposit with the Trustee or with the Paying Agent (or, if the Company or a Subsidiary or an Affiliate of either of them is acting as the Paying Agent, shall segregate and hold in trust as provided in Section 2.04) an amount of money (in immediately available funds if deposited on such Business Day) sufficient to pay the aggregate Purchase Price or Change in Control Purchase Price, as the case may be, of all the Securities or portions thereof which are to be purchased as of the Purchase Date or Change in Control Purchase Date, as the case may be. After the Purchase Date or the Change in Control Purchase Date, the Original Issue Discount, Tax Original Issue Discount, and contingent interest, if any, shall cease to accrue on such Security, whether or not such Security is delivered to the Paying Agent.”

     (i) Section 3.14 is hereby deleted in its entirety and amended as follows:

         “Section 3.14. Repayment to the Company. The Trustee and the Paying Agent shall return to the Company any cash that remains unclaimed as provided in paragraph 14 of the Securities, together with interest or dividends, if any, thereon (subject to the provisions of Section 7.01(f)), held by them for the payment of the Purchase Price or Change in Control Purchase Price, as the case may be; provided, however, that to the extent that the aggregate amount of cash deposited by the Company pursuant to Section 3.11 exceeds the aggregate Purchase Price or Change in Control Purchase Price, as the case may be, of the Securities or portions thereof which the Company is obligated to purchase as of the Purchase Date or Change in Control Purchase Date, as the case may be, then as promptly as practicable after the Business

Day following the Purchase Date or Change in Control Purchase Date, as the case may be, the Trustee shall return any such excess to the Company together with interest or dividends, if any, thereon (subject to the provisions of Section 7.01(f)).

         Notwithstanding anything in this Indenture to the contrary, all moneys delivered to the Trustee (in any capacity) for payment to Holders shall remain uninvested unless otherwise agreed to in writing between the Company and the Trustee.”

     (j) Section 7.03 is hereby deleted in its entirety and amended as follows:

         “Section 7.03. Trustee’s Disclaimer. The Trustee makes no representation as to the validity or adequacy of this Indenture or the Securities, it shall not be accountable for the Company’s use of the proceeds from the Securities, it shall not be responsible for any statement in the registration statement for the Securities under the Securities Act of 1933, as amended (the “Securities Act”), or in the Indenture or the Securities (other than its certificate of authentication), or the determination as to which beneficial owners are entitled to receive any notices hereunder.”

     (k) Section 8.01 is hereby deleted in its entirety and amended as follows:

         “Section 8.01. Discharge of Liability on Securities. When (i) the Company delivers to the Trustee all outstanding Securities (other than Securities replaced pursuant to Section 2.07) for cancellation or (ii) all outstanding Securities have become due and payable and the Company deposits with the Trustee cash sufficient to pay at the Stated Maturity, the Purchase Date, the Change in Control Purchase or the Redemption Date, the Principal Amount, the Purchase Price or contingent interest (if any shall be due and unpaid), the Change in Control Purchase Price or the Redemption Price, as the case may be, of all outstanding Securities (other than Securities replaced pursuant to Section 2.07), and if, in either case, the Company has paid all other sums payable hereunder by the Company, then this Indenture shall, subject to Section 7.06, cease to be of further effect. The Trustee shall join in the execution of a document prepared by the Company acknowledging satisfaction and discharge of this Indenture on demand of the Company accompanied by an Officers’ Certificate and Opinion of Counsel and at the cost and expense of the Company.”

Article III

MISCELLANEOUS

         Section 3.01. Effectiveness. This First Supplemental Indenture shall become effective as of the date (the “Amendment Effective Date”) when each of the parties hereto shall have received counterparts hereof signed by the other party hereto. Upon the effectiveness hereof, all references in the Original Indenture to “this Indenture” or the like shall refer to the Original Indenture as further amended hereby.

         Section 3.02. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED

WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

         Section 3.03. Multiple Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

SIGNATURES

         IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this First Supplemental Indenture on behalf of the respective parties hereto as of the date first above written.

MERRILL LYNCH & CO., INC.
By	/s/ John N. Laws
	Name:	John N. Laws
	Title:	Assistant Treasurer

JPMORGAN CHASE BANK
By:	/s/ Albert Mari, Jr.
	Name:	Albert Mari, Jr.
	Title:	Vice President

EXHIBIT A

[FORM OF FACE OF GLOBAL SECURITY]

         FOR PURPOSES OF SECTIONS 1273 AND 1275 OF THE INTERNAL REVENUE CODE, THIS SECURITY IS ISSUED WITH AN INDETERMINATE AMOUNT OF ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE DATE IS MAY 23, 2001, AND THE YIELD TO MATURITY FOR PURPOSES OF ACCRUING ORIGINAL ISSUE DISCOUNT IS 6.23% PER ANNUM. THE HOLDER OF THIS SECURITY MAY OBTAIN THE PROJECTED PAYMENT SCHEDULE BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO: MERRILL LYNCH & CO., INC., CORPORATE SECRETARY’S OFFICE, 222 BROADWAY, 17TH FLOOR, NEW YORK, NEW YORK 10038.

         THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF THE DEPOSITARY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL DEBT SECURITIES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

         UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), MERRILL LYNCH & CO., INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

MERRILL LYNCH & CO., INC.
Liquid Yield Option™ Note due 2031
(Zero Coupon—Senior)

No. R-	CUSIP: 590188 A65
Issue Date: May 23, 2001	Original Issue Discount: $488.92
Initial Issue Price: $511.08	(for each $1,000 Principal
(for each $1,000 Principal	Amount at Stated Maturity)
Amount at Stated Maturity)

         MERRILL LYNCH & CO., INC., a Delaware corporation, promises to pay to Cede & Co. or registered assigns, the Principal Amount (“Principal Amount”) of FIVE HUNDRED MILLION DOLLARS ($500,000,000) on May 23, 2031.

         This Security shall not bear interest except as specified on the reverse side of this Security. Original Issue Discount will accrue as specified on the reverse side of this Security. This Security is convertible as specified on the reverse side of this Security.

         Additional provisions of this Security are set forth on the reverse side of this Security.

Dated: May 23, 2001

MERRILL LYNCH & CO., INC.
By:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

JPMORGAN CHASE BANK,
as Trustee, certifies that this
is one of the Securities referred
to in the within-mentioned Indenture.
By:
Authorized Signature
Dated: May 23, 2001

[FORM OF REVERSE OF SECURITY]
Liquid Yield Option™ Note due 2031
(Zero Coupon-Senior)

1. Interest.

         This Security shall not bear interest, except as specified in this paragraph or in paragraph 5 hereof. If the Principal Amount hereof or any portion of such Principal Amount is not paid when due (whether upon acceleration pursuant to Section 6.02 of the Indenture, upon the date set for payment of the Redemption Price pursuant to paragraph 6 hereof, upon the date set for payment of the Purchase Price or Change in Control Purchase Price pursuant to paragraph 7 hereof or upon the Stated Maturity of this Security) or if contingent interest, if any, due hereon or any portion of such contingent interest is not paid when due in accordance with paragraph 5 hereof, then in each such case the overdue amount shall, to the extent permitted by law, bear interest at the rate of 2.25% per annum, compounded semi-annually, which interest shall accrue from the date such overdue amount was originally due to the date payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable on demand. The accrual of such interest on overdue amounts shall be in lieu of, and not in addition to, the continued accrual of Original Issue Discount.

         Original Issue Discount (the difference between the Issue Price and the Principal Amount of the Security), in the period during which a Security remains outstanding, shall accrue at 2.25% per annum, on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months, from the Issue Date of this Security.

2. Method of Payment.

         Subject to the terms and conditions of the Indenture, the Company will make payments in respect of Redemption Prices, Purchase Price, Change in Control Purchase Prices and at Stated Maturity to Holders who surrender Securities to a Paying Agent to collect such payments in respect of the Securities. In addition, the Company will pay contingent interest, if any. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may make such cash payments by check payable in such money.

3. Paying Agent, Conversion Agent, Registrar and Bid Solicitation Agent.

         Initially, JPMorgan Chase Bank, a banking corporation organized and existing under the laws of the State of New York, (the “Trustee”), will act as Paying Agent, Conversion Agent, Registrar and Bid Solicitation Agent. The Company may appoint and change any Paying Agent, Conversion Agent, Registrar or co-registrar or Bid Solicitation Agent without notice, other than notice to the Trustee, except that the Company will maintain at least one Paying Agent in the State of New York, City of New York, Borough of Manhattan, which shall initially be an office or agency of the Trustee. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent, Conversion Agent, Registrar or co-registrar. None of the Company, any of its Subsidiaries or any of their Affiliates shall act as Bid Solicitation Agent.

4. Indenture.

         The Company has issued the Securities under an Indenture dated as of May 23, 2001, as amended (the “Indenture”), between the Company and the Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Securities themselves and the Trust Indenture Act of 1939, as in effect from time to time (the “TIA”). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all such terms, and Securityholders are referred to the Indenture and the TIA for a statement of those terms.

         The Securities are unsecured and unsubordinated obligations of the Company limited to $4,600,000,000 aggregate Principal Amount (subject to Section 2.07 of the Indenture) and will rank equally in right of payment to all the Company’s present and future unsecured and unsubordinated indebtedness. The Indenture does not limit other indebtedness of the Company, secured or unsecured.

5. Contingent Interest.

         Subject to the conditions of the Indenture and the accrual and record date provisions specified in this paragraph 5, the Company shall pay contingent interest to the Holders during any six-month period (a “Contingent Interest Period”) from June 1 to November 30 and from December 1 to May 31, with the initial six-month period commencing after June 1, 2006, if the average LYON Market Price for the Measurement Period with respect to such Contingent Interest Period equals 120% or more of the sum of the Issue Price of a Security and Original Issue Discount accrued thereon to the day immediately preceding the first day of the relevant Contingent Interest Period.

         Contingent interest, if any, will accrue and be payable on such days and to holders of this Security as of such record dates as provided in Section 10.02 of the Indenture. Original Issue Discount will continue to accrue at 2.25% whether or not contingent interest is paid.

         The amount of contingent interest payable per $1,000 Principal Amount hereof in respect of either the first three-month period or the second three-month period any Contingent Interest Period shall equal the greater of (x) $0.16 multiplied by 5.6787 and (y) the sum of all Regular Cash Dividends paid by the Company per share of Common Stock during that three-month period of the applicable Contingent Interest Period multiplied by the number of shares of Common Stock into which $1,000 Principal Amount hereof is convertible pursuant to paragraph 9 hereof as of the accrual date for such contingent interest.

         Upon determination that Holders will be entitled to receive contingent interest during a Contingent Interest Period the Company shall issue a press release and publish such information on its web site on the World Wide Web for a period of not less than 120 days or, at the Company’s option, otherwise publicly disclose such information.

6. Redemption at the Option of the Company.

         No sinking fund is provided for the Securities. The Securities are redeemable as a whole, or from time to time in part, at any time at the option of the Company at the Redemption Prices set forth below, provided that the Securities are not redeemable prior to May 23, 2006.

         The table below shows Redemption Prices of a Security per $1,000 Principal Amount on the dates shown below and at Stated Maturity, which prices reflect the Issue Price plus accrued Original Issue Discount calculated to each such date. The Redemption Price of a Security redeemed between such dates shall include an additional amount reflecting the additional Original Issue Discount accrued since the next preceding date in the table.

	(1)	(2)	(3)
		Accrued	Redemption
	LYON	Original Issue	Price
Redemption Date	Issue Price	Discount	(1) + (2)
May 23:
2006	$511.08	$60.50	$571.58
2007	511.08	73.43	584.51
2008	511.08	86.65	597.73
2009	511.08	100.18	611.26
2010	511.08	114.01	625.09
2011	511.08	128.15	639.23
2012	511.08	142.62	653.70
2013	511.08	157.41	668.49
2014	511.08	172.53	683.61
2015	511.08	188.00	699.08
2016	511.08	203.82	714.90
2017	511.08	219.99	731.07
2018	511.08	236.54	747.62
2019	511.08	253.45	764.53
2020	511.08	270.75	781.83
2021	511.08	288.44	799.52
2022	511.08	306.53	817.61
2023	511.08	325.03	836.11
2024	511.08	343.95	855.03
2025	511.08	363.30	874.38
2026	511.08	383.08	894.16
2027	511.08	403.31	914.39
2028	511.08	424.00	935.08
2029	511.08	445.16	956.24
2030	511.08	466.79	977.87
At Stated Maturity	511.08	488.92	1,000.00

7. Purchase by the Company at the Option of the Holder.

         Subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase, at the option of the Holder, the Securities held by such Holder on the following Purchase Dates and at the following Purchase Prices per $1,000 Principal Amount, upon delivery of a Purchase Notice containing the information set forth in the Indenture, at any time from the opening of business on the date that is at least 20 Business Days prior to such Purchase Date until the close of business on the Business Day immediately preceding such Purchase Date and upon delivery of the Securities to the Paying Agent by the Holder as set forth in the Indenture.

Purchase Date	Purchase Price
May 23, 2004	$546.56
May 23, 2005	$558.93
May 23, 2006	$571.58
May 23, 2011	$639.23
May 23, 2016	$714.90
May 23, 2021	$799.52
May 23, 2026	$894.16

         At the option of the Holder and subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase all or a portion of the Securities in integral multiples of $1,000 Principal Amount held by such Holder no later than 35 Business Days after the occurrence of a Change in Control of the Company occurring on or prior to May 23, 2006 for a Change in Control Purchase Price for each $1,000 Principal Amount of such Securities equal to the Issue Price plus accrued Original Issue Discount to the Change in Control Purchase Date, which Change in Control Purchase Price shall be paid in cash.

         Holders have the right to withdraw any Purchase Notice or Change in Control Purchase Notice, as the case may be, by delivering to the Paying Agent a written notice of withdrawal within the times and otherwise in accordance with the provisions of the Indenture.

         If cash sufficient to pay the Purchase Price or Change in Control Purchase Price, as the case may be, of all Securities or portions thereof to be purchased as of the Purchase Date or the Change in Control Purchase Date, as the case may be, is deposited with the Paying Agent on the Purchase Date or the Change in Control Purchase Date, as the case may be, Original Issue Discount and contingent interest, if any, shall cease to accrue on such Securities (or portions thereof) immediately after such Purchase Date or Change in Control Purchase Date, as the case may be, and the Holder thereof shall have no other rights as such (other than the right to receive the Purchase Price or Change in Control Purchase Price, as the case may be, if any, upon surrender of such Security).

         8. Notice of Redemption.

         Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Securities to be redeemed at the Holder’s registered address.

         If money sufficient to pay the Redemption Price of all Securities (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent prior to or on the Redemption Date, immediately after such Redemption Date, Original Issue Discount and contingent interest, if any, shall cease to accrue on such Securities or portions thereof. Securities in denominations larger than $1,000 of Principal Amount may be redeemed in part but only in integral multiples of $1,000 of Principal Amount.

9. Conversion.

         Subject to the provisions of this paragraph 9 and the terms of the Indenture and notwithstanding the fact that any other condition to conversion has not been satisfied, Holders may surrender this Security for conversion into shares of Common Stock at any time at their option until the close of business on the Business Day immediately preceding May 23, 2031 if, as of the last day of any calendar quarter beginning with the quarter ending on September 30, 2001, the Sale Price of the Common Stock for at least 20 Trading Days in a period of 30 consecutive Trading Days ending on the last Trading Day of such quarter is more than the conversion trigger price. The “conversion trigger price” is a reference percentage beginning at 120% and declining .08474% per quarter thereafter to approximately 110% on the last day of the quarter ending March 31, 2031, of the accreted conversion price per share of Common Stock on the last day of such quarter. Securities subject to conversion pursuant to the condition to conversion contained in this paragraph will remain convertible notwithstanding changes to the Sale Price of the Common Stock after such Securities are deemed convertible.

         The “accreted conversion price” per share of Common Stock as of any day equals the quotient of:

•	the Issue Price plus accrued Original Issue Discount to that day, divided by

•	the number of shares of Common Stock issuable upon conversion of $1,000 Principal Amount of Securities on that day.

         The table below shows the conversion trigger price per share of Common Stock in respect of each of the first 20 calendar quarters. These prices reflect the accreted conversion price per share of Common Stock (assuming that no events occurred requiring an adjustment to the initial Conversion Rate of 5.6787 shares of Common Stock per $1,000 Principal Amount of Maturity) multiplied by the applicable percentage for the respective calendar quarter. Thereafter, the accreted conversion price per share of Common Stock increases each calendar quarter by the accrued Original Issue Discount for the quarter and the applicable percentage declines by 0.08474% per quarter. The conversion trigger price for the calendar quarter beginning April 1, 2031 is $193.08.

	(1)	(2)	(3)
	Accreted		Conversion
	Conversion	Applicable	Trigger Price
Quarter	Price	Percentage	(1)x(2)
2001
Fourth Quarter	$90.72	120.00000%	108.86
2002
First Quarter.	91.23	119.91526%	109.40
Second Quarter	91.74	119.83052%	109.93
Third Quarter.	92.25	119.74578%	110.47
Fourth Quarter	92.77	119.66104%	111.01
2003
First Quarter.	93.29	119.57630%	111.56
Second Quarter	93.82	119.49156%	112.10
Third Quarter.	94.34	119.40682%	112.65
Fourth Quarter	94.87	119.32208%	113.20
2004
First Quarter.	95.40	119.23734%	113.76
Second Quarter	95.94	119.15260%	114.31
Third Quarter.	96.48	119.06786%	114.87
Fourth Quarter	97.02	118.98312%	115.43
2005
First Quarter.	97.56	118.89838%	116.00
Second Quarter	98.11	118.81364%	116.57
Third Quarter.	98.66	118.72890%	117.14
Fourth Quarter	99.21	118.64416%	117.71
2006
First Quarter.	99.77	118.55942%	118.29
Second Quarter	100.33	118.47468%	118.86
Third Quarter.	100.89	118.38994%	119.45

         Subject to the provisions of this paragraph 9 and the Indenture and notwithstanding the fact any other condition to conversion has not been satisfied, Holders may convert the Securities into Common Stock on a Conversion Date during any period in which the credit rating assigned to the Securities by a Rating Agency is reduced to or below the Applicable Rating. “Rating Agency” means (1) Moody’s Investors Service, Inc. and its successors (“Moody’s”), (2) Standard & Poor’s Credit Market Services, a division of The McGraw-Hill Companies Inc., and its successors (“Standard & Poor’s”) and (3) Fitch, Inc. (“Fitch”) and its successors. “Applicable Rating” means (1) Baa1, in the case of Moody’s (or its equivalent under any successor ratings categories of Moody’s), (2) BBB+, in the case of Standard & Poor’s (or its equivalent under any successor ratings categories of Standard & Poor’s), (3) BBB+ in the case of Fitch (or its equivalent under any successor ratings categories of Fitch) or (4) the equivalent in respect of ratings categories of any Rating Agencies which are successors to Moody’s, Standard & Poor’s or Fitch.

         Subject to the provisions of this paragraph 9 and the Indenture and notwithstanding the fact that any other condition to conversion has not been satisfied, a Holder may convert into Common Stock a Security or portion of a Security which has been called for redemption pursuant to paragraph 6 hereof, even if the Security, or any portion thereof, is not subject to conversion by the Holder, provided such Securities are surrendered for conversion prior to the close of business on the second Business Day immediately preceding the Redemption Date.

         Subject to the provisions of this paragraph 9 and the Indenture and notwithstanding the fact that any other condition to conversion has not been satisfied, in the event that the Company declares a dividend or distribution described in Section 11.07 of the Indenture, or a dividend or a distribution described in Section 11.08 of the Indenture where the fair market value of such dividend or distribution per share of Common Stock, as determined in the Indenture, exceeds 15% of the Sale Price of the Common Stock on the Trading Day immediately preceding the date of declaration for such dividend or distribution, the Securities may be surrendered for conversion beginning on the date the Company gives notice to the Holders of such right, which shall not be less than 20 days prior to the Ex-Dividend Time for such dividend or distribution, and Securities may be surrendered for conversion at any time thereafter until the close of business on the Business Day prior to the Ex-Dividend Time or until the Company announces that such dividend or distribution will not take place.

         Subject to the provisions of this paragraph 9 and the Indenture and notwithstanding the fact that any other condition to conversion has not been satisfied, in the event the Company is a party to a consolidation, merger or binding share exchange pursuant to which the Common Stock would be converted into cash, securities or other property as set forth in Section 11.14 of the Indenture, the Securities may be surrendered for conversion at any time from and after the date which is 15 days prior to the date of the anticipated effective time of such transaction announced by the Company until 15 days after the actual effective date of such transaction, and at the effective time of such transaction the right to convert a Security into Common Stock will be deemed to have changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its Security immediately prior to the transaction.

         A Security in respect of which a Holder has delivered a Purchase Notice or Change in Control Purchase Notice exercising the option of such Holder to require the Company to purchase such Security may be converted only if such notice of exercise is withdrawn in accordance with the terms of the Indenture.

         The initial Conversion Rate is 5.6787 shares of Common Stock per $1,000 Principal Amount, subject to adjustment for certain events described in the Indenture or this paragraph 9. The Company will deliver cash or a check in lieu of any fractional share of Common Stock.

         Contingent interest, if any, will not be paid on Securities that are converted; provided, however that Securities surrendered for conversion during the period from the close of business on any date on which contingent interest accrues to the opening of business on the date on which such contingent interest is payable shall be entitled to receive such contingent interest payable on such Securities on the date on which such contingent interest is payable and (except Securities with respect to which the Company has mailed a notice of redemption) Securities surrendered for conversion during such periods must be accompanied by payment of an amount equal to the contingent interest with respect thereto that the registered Holder is to receive.

         To convert a Security, a Holder must (1) complete and manually sign the conversion notice below (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent, (2) surrender the Security to the Conversion Agent, (3) furnish appropriate endorsements and transfer documents if required by the Conversion Agent, the Company or the Trustee and (4) pay any transfer or similar tax, if required.

         A Holder may only convert a portion of a Security pursuant to the terms of this paragraph 9 and in accordance with the Indenture if the Principal Amount of such portion is $1,000 or an integral multiple of $1,000. No payment or adjustment will be made for dividends on the Common Stock except as provided herein and in the Indenture. On conversion of a Security, that portion of accrued Tax Original Issue Discount and accrued Original Issue Discount attributable to the period from the Issue Date through the Conversion Date and (except as provided above) accrued contingent interest with respect to the converted Security shall not be cancelled, extinguished or forfeited, but rather shall be deemed to be paid in full to the Holder thereof through the delivery of the Common Stock (together with the cash payment, if any, in lieu of fractional shares) in exchange for the Security being converted pursuant to the terms hereof; and the fair market value of such shares of Common Stock (together with any such cash payment in lieu of fractional shares) shall be treated as issued, to the extent thereof, first in exchange for Tax Original Issue Discount and Original Issue Discount accrued through the Conversion Date and accrued contingent interest, and the balance, if any, of such fair market value of such Common Stock (and any such cash payment) shall be treated as issued in exchange for the Issue Price of the Security being converted pursuant to the provisions hereof.

         Pursuant to the terms and conditions of the Indenture, the Conversion Rate will be adjusted for dividends or distributions on Common Stock payable in Common Stock or other Capital Stock; subdivisions, combinations or certain reclassifications of Common Stock; distributions to all holders of Common Stock of certain rights to purchase Common Stock for a period expiring within 60 days at less than the Sale Price of the Common Stock at the Time of Determination; and distributions to such holders of assets or debt securities of the Company or certain rights to purchase securities of the Company (excluding certain cash dividends or distributions). However, no adjustment need be made if Securityholders may participate in the transaction or in certain other cases. The Company from time to time may voluntarily increase the Conversion Rate.

         If the Company is a party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of its assets, or upon certain distributions described in the Indenture, the right to convert a Security into Common Stock may be changed into a right to convert it into securities, cash or other assets of the Company or another person.

         The Conversion Rate will not be adjusted for accrued Original Issue Discount or any contingent interest.

10. [Reserved.]

11. Defaulted Interest.

         Except as otherwise specified with respect to the Securities, any contingent interest on any Security shall forthwith cease to be payable to the registered Holder thereof on the relevant Regular Record Date or accrual date, as the case may be, by virtue of having been such Holder, and such Defaulted Interest may be paid by the Company as provided for in Section 12.02 of the Indenture.

12. Denominations; Transfer; Exchange.

         The Securities are in fully registered form, without coupons, in denominations of $1,000 of Principal Amount and integral multiples of $1,000. A Holder may transfer or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Securities selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) or any Securities in respect of which a Purchase Notice or Change in Control Purchase Notice has been given and not withdrawn (except, in the case of a Security to be purchased in part, the portion of the Security not to be purchased) or any Securities for a period of 15 days before the mailing of a notice of redemption of Securities to be redeemed.

13. Persons Deemed Owners.

         The registered Holder of this Security may be treated as the owner of this Security for all purposes.

14. Unclaimed Money or Securities.

         The Trustee and the Paying Agent shall return to the Company upon written request any money or securities held by them for the payment of any amount with respect to the Securities that remains unclaimed for two years, subject to applicable unclaimed property laws. After return to the Company, Holders entitled to the money or securities must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.

15. Amendment; Waiver.

         Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Securities may be amended with the written consent of the Holders of at least a majority in aggregate Principal Amount of the Securities at the time outstanding and (ii) certain Defaults may be waived with the written consent of the Holders of a majority in aggregate Principal Amount of the Securities at the time outstanding. Subject to certain exceptions set forth in the Indenture, without the consent of any Securityholder, the Company and the Trustee may amend the Indenture or the Securities to cure any ambiguity, omission, defect or inconsistency, or to comply with Article 5 or Section 11.14 of the Indenture, to secure the Company’s obligations under this Security or to add to the Company’s covenants for the benefit of the Securityholders or to surrender any right or power conferred, or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA, or as necessary in connection with the registration of the Securities under the Securities Act.

16. Defaults and Remedies.

         If an Event of Default occurs and is continuing, the Trustee, or the Holders of at least 25% in aggregate Principal Amount of the Securities at the time outstanding, may declare all the Securities to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Securities becoming due and payable immediately upon the occurrence of such Events of Default.

         Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Securities unless it receives indemnity or security reasonably satisfactory to it. Subject to certain limitations, Holders of a majority in aggregate Principal Amount of the Securities at the time outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing Default (except a Default in payment of amounts specified in clause (i) or (ii) above) if it determines that withholding notice is in their interests.

17. Trustee Dealings with the Company.

         Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its respective Affiliates and may otherwise deal with the Company or its respective Affiliates with the same rights it would have if it were not Trustee.

18. No Recourse Against Others.

         A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Securityholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

19. Authentication.

         This Security shall not be valid until an authorized signatory of the Trustee manually signs the Trustee’s Certificate of Authentication on the other side of this Security.

20. Abbreviations.

         Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

22. GOVERNING LAW.

         THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE INDENTURE AND THIS SECURITY.

         The Company will furnish to any Securityholder upon written request and without charge a copy of the Indenture.

Merrill Lynch & Co., Inc.
222 Broadway, 17th Floor
New York, New York 10038
Attention: Secretary

with a copy to:

Merrill Lynch & Co., Inc.
2 World Financial Center, 5th Floor
New York, New York 10281-6100
Attention: Treasurer

ASSIGNMENT FORM
To assign this Security, fill in the form below:
I or we assign and transfer this Security to

(Insert assignee’s Soc. Sec. or tax ID no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:

CONVERSION NOTICE
To convert this Security into Common Stock of the Company, check the box: ☐
To convert only part of this Security, state the Principal Amount to be converted (which must be $1,000 or an integral multiple of $1,000): $

If you want the stock certificate made out in another person’s name, fill in the form below:

(Insert other person’s soc. sec. or tax ID no.)

(Print or type other person’s name, address and zip code)

Your
Signature: *
(Sign exactly as your name appears on the other side of this Security)

* Your signature must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Trustee, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Trustee in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.